                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-46098

PROSPECTUS SUPPLEMENT
(to prospectus dated November 2, 2000 and supplemented
November 9, 2000, November 21, 2000, November 29, 2000,
December 13, 2000, January 11, 2001, January 19, 2001,
January 30, 2001, February 8, 2001, February 28, 2001,
March 5, 2001 and April 5, 2001)

                                 $586,992,000

                        UNIVERSAL HEALTH SERVICES, INC.

                        CONVERTIBLE DEBENTURES DUE 2020
                                      AND
                         CLASS B COMMON STOCK ISSUABLE
                       UPON CONVERSION OF THE DEBENTURES

     This prospectus supplement supplements the prospectus dated November 2, 2000 and supplemented November 9, 2000, November 21, 2000, November 29, 2000, December 13, 2000, January 11, 2001, January 19, 2001, January 30, 2001,
February 8, 2001, February 28, 2001, March 5, 2001 and April 5, 2001 (the "prospectus") of Universal Health Services, Inc. ("UHS" or "our") relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $586,992,000 principal amount at maturity of UHS's convertible debentures due 2020 (the "debentures") and the shares of our class B common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                            SELLING SECURITYHOLDERS

     The following table provides certain information with respect to the principal amount at maturity of debentures beneficially owned by entities who were identified as selling securityholders in the prospectus for whoM the information set forth in the prospectus has changed, the percentage of outstanding debentures held by each such entity, and the number of shares of our class B common stock issuable upon conversion of such outstanding debentures. All information concerning beneficial ownership of the debentures has been furnished to UHS by the selling securityholders. The table of selling securityholders in the prospectus is hereby amended to amend the information provided for "Merrill Lynch, Pierce, Fenner & Smith Incorporated", "Any other holder of debentures or future transferee, pledgee, donee or successor of any holder" and "Total" in the table of selling securityholders in the prospectus.


                                                      Principal Amount at        Percentage of      Number of Shares of
                                                     Maturity of Debentures       Debentures        Class B Common Stock
       Name                                             That May be Sold          Outstanding        That May Be Sold
       ----                                             ----------------          -----------        ----------------
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated......................................    $     270,000                  *                   1,512
Any other holder of debentures or future
  transferee, pledgee, donee or successor of any
  holder............................................       48,446,000                 8.25%              271,413
   Total..........................................      $586,992, 000               100.00%            3,288,493**
                                                        =============               =======          ============

---------------------
*   Less than 1%.
** Total differs from the amount registered due to the rounding down of fractional shares of class B common stock issuable to each selling securityholder upon conversion of the debentures.

           The date of this prospectus supplement is April 19, 2001.